Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 19, 2023 by and among Semler Scientific, Inc., a Delaware corporation (the “Company”) and Eric Semler and William H.C. Chang (each, an “Investor” and collectively, the “Investors”). The Company and each of the Investors are collectively herein referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company and the Investors have engaged in various discussions and communications concerning the Company’s board composition, leadership and corporate governance;

WHEREAS, as of the date hereof, Mr. Chang beneficially owns (“Beneficially Owns”), as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) 883,499 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”) or approximately 12.9% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, as of the date hereof, Mr. Semler Beneficially Owns 568,221 shares of Common Stock or approximately 8.3% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Parties have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.Board Matters.
(a)As soon as practicable following the execution and delivery of this Agreement, the Board and all applicable committees of the Board will take all necessary actions to (i) increase the size of the Board from five (5) to seven (7) directors, (ii) appoint Eric Semler as a Class II member of the Board (“Mr. Semler” or the “New Class II Director”) with an initial term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), and (iii) appoint William H.C. Chang as a Class I member of the Board (“Mr. Chang” or the “New Class I Director” and together with the New Class II Director, the “Investor Appointees” and each, an “Investor Appointee”) with an initial term expiring at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”).
(b)In connection with the 2023 Annual Meeting, the Company agrees that (i) the Board will reduce the size of the Board from seven (7) to five (5) directors and include the New Class II Director (or any Replacement (as defined below) thereof, as applicable) as the Company’s sole nominee for election as a director of the Company at the 2023 Annual Meeting and (ii) the Company will use commercially reasonable efforts to cause the election of the New Class II Director to the Board at the 2023 Annual Meeting (including the Board recommending that the Company’s stockholders vote in favor of the election of the New Class II Director in the Company’s proxy statement for the 2023 Annual Meeting and otherwise supporting the New Class II Director for election in a manner no less rigorous and favorable than the manner in which the Company historically supports its other nominees).

(c)Immediately upon the appointment of Mr. Semler as the New Class II Director, the Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Semler as the Chairman of the Board.
(d)Promptly following the execution and delivery of this Agreement, the Board and all applicable committees thereof will take such actions as are necessary to confirm the size of the Nominating Committee of the Board (the “Nominating Committee”) as three (3) members and add each of the Investor Appointees to the Nominating Committee along with Daniel S. Messina, current member of the Nominating Committee. The Company acknowledges that the Investor Appointees will have the same rights as other members of the Board to attend committee meetings as observers.
(e)If, during the Standstill Period (as defined below), Mr. Semler resigns from the Board or is rendered unable to, or refuses to, serve on the Board for any reason, and at such time Mr. Semler Beneficially Owns in the aggregate at least 5% of the Company’s then-outstanding Common Stock (the “Minimum Ownership Level”), then, so long as Mr. Semler Beneficially Owns at least the Minimum Ownership Level, Mr. Semler shall be permitted to identify and recommend a replacement (who shall qualify as “independent” pursuant to the listing standards of the Nasdaq and the applicable rules and regulations of the SEC) to fill the resulting vacancy caused by his departure from the Board, and any such person will be appointed to the Board within five (5) business days following, and subject to, the good faith review and approval of such person (such approval not to be unreasonably conditioned, withheld or delayed) by the Board after the Nominating Committee has made a recommendation to the Board on whether to approve any such person, (any such replacement director, a “Replacement”). If, during the Standstill Period, Mr. Chang resigns from the Board or is rendered unable to, or refuses to, serve on the Board for any reason, and at such time Mr. Chang Beneficially Owns at least the Minimum Ownership Level, then, so long as Mr. Chang Beneficially Owns at least the Minimum Ownership Level, Mr. Chang shall be permitted to identify and recommend a replacement (who shall qualify as “independent” pursuant to the listing standards of the Nasdaq and the applicable rules and regulations of the SEC) to fill the resulting vacancy caused by his departure from the Board, and any such person will be appointed to the Board within five (5) business days following, and subject to, the good faith review and approval of such person (such approval not to be unreasonably conditioned, withheld or delayed) by the Board after the Nominating Committee has made a recommendation to the Board on whether to approve any such Replacement. Any Replacement designated pursuant to this Section 1(e) as replacing Mr. Semler (or any Replacement thereof, as applicable) prior to the 2023 Annual Meeting will stand for election at the 2023 Annual Meeting.
(f)Upon a Replacement’s appointment to the Board, such Replacement will be deemed to be an Investor Appointee for all purposes under this Agreement.
(g)Each Investor hereby further agrees that he will not, and that he will not permit any of his Affiliates or Associates to, (i) nominate or recommend for nomination any person for election at the 2023 Annual Meeting, directly or indirectly, (ii) submit any proposal for consideration at, or bring any other business before, the 2023 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2023 Annual Meeting, directly or indirectly.  Each Investor shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(g).
(h)The Company and the Investors agree that the press release attached hereto as Exhibit A (the “Mutual Press Release”) shall be issued simultaneously with the execution and delivery of this Agreement.  Until the expiration of the Standstill Period, neither the Company nor the Investors shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.
(i)The Investors and each Investor Appointee agree that, in the Investor Appointee’s capacity as a director of the Company, the Investor Appointee shall, in addition to all applicable fiduciary duties under Delaware law, comply with the terms of the Company’s Amended and Restated Certificate of Incorporation, Second Amended and Restated Bylaws (the “Bylaws”), committee charters, code of business conduct and ethics and similar governance documents that are applicable to all of the Company’s non-employee directors.
2.Standstill Provisions.

Each of the Investors agrees that from the date of the execution and delivery of this Agreement until the date that is the earlier of (i) 30 days prior to the deadline under the Bylaws for the nomination of director candidates for election to the Board for the 2024 Annual Meeting of Stockholders and (ii) 90 days prior to the first anniversary of the 2023 Annual Meeting (the “Standstill Period”), neither they nor any of their Affiliates or Associates under their control or direction will, and they will cause each of their Affiliates and Associates under their control not to, directly or indirectly, in any manner, engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seek to call a special meeting of stockholders, or any action by written consent), in each case, with respect to any securities of the Company. Each of the Investors also agrees that during the Standstill Period neither they nor any of their Affiliates or Associates under their control or direction will, and they will cause each of their Affiliates and Associates under their control not to, directly or indirectly, in any manner, publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 2.

3.Voting.

In respect of any vote or consent of the Company’s stockholders during the Standstill Period, each of the Investors shall (i) appear at each such annual or special stockholder meeting or pursuant to an action by written consent of the stockholders (each a “Stockholder Meeting”) or otherwise cause all Common Stock Beneficially Owned by each Investor and his respective Affiliates to be counted as present for purposes of establishing a quorum and (ii) vote, or cause to be voted, all shares of Common Stock Beneficially Owned by each Investor and his respective Affiliates using the Company’s proxy or consent card or voting instruction form (and shall not execute any proxy or consent card or voting instruction form in respect of a Stockholder Meeting other than the proxy or consent card and voting instruction form being solicited by or on behalf of the Board) in accordance with the recommendation of the Board with respect to (x) the election, removal and/or replacement of directors (a “Director Proposal”), (y) the ratification of the appointment of the Company’s independent registered public accounting firm and (z) any other proposal submitted to the Company’s stockholders at a Stockholder Meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy or consent statement filed in respect thereof.

4.Representations and Warranties of the Company.

The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.Representations and Warranties of the Investors.

Each of the Investors represents and warrants to the Company that, (a) this Agreement has been duly authorized, executed and delivered by the Investors, and is a valid and binding obligation of the Investors, enforceable against the Investors in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (b) the execution, delivery and performance of this Agreement by the Investors does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Investors, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which each such Investor is a party or by which he is bound, and (c) as of the date of this Agreement, Mr. Chang Beneficially Owns 883,499 shares of Common Stock and Mr. Semler Beneficially Owns 568,221 shares of Common Stock, and as of the date hereof, the Investors did not and do not currently have, and did not and do not currently have any right to acquire, any interest in any other securities of the Company.

6.Specific Performance.

The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions, and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking relief. Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.

7.SEC Filings.

Promptly following the execution of this Agreement, the Company shall file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Mutual Press Release. The Company shall provide the Investors and their representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any timely comments of the Investors and their representatives.

Promptly following the execution of this Agreement, each of the Investors shall file with the SEC an amendment to their respective Schedule 13Ds reporting his entry into this Agreement, disclosing applicable items to conform to his obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendments”). The Schedule 13D Amendments shall be consistent with the terms of this Agreement and the Mutual Press Release. The Investors shall provide the Company and its representatives with a reasonable opportunity to review the Schedule 13D Amendments prior to them being filed with the SEC and consider in good faith any timely comments of the Company and its representatives.

8.Expenses.

The Company shall reimburse the Investors for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $75,000 in the aggregate.

9.Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10.Notices.

All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or on the date of dispatch by the sender thereof when sent by e-mail (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), if such dispatch is made by 5:00 p.m. New York City time on a business day or, if made after 5:00 p.m. New York City time on a business day, such notice or other communication shall be deemed to have been received on the next succeeding business day, at the address specified in this Section 10:

If to the Company:

Semler Scientific, Inc.
2340-2348 Walsh Avenue, Suite 2344

Santa Clara, California 95051

Attn: Wayne T. Pan, M.D., Ph.D.

Chief Executive Officer

Email:wpan@semlerscientific.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

3 Embarcadero Center, 28th Floor

San Francisco, CA 94111
Attn: Marianne C Sarrazin

Sean M. Donahue
Email: MSarrazin@goodwinlaw.com

SDonahue@goodwinlaw.com

If to the Investors:

William H.C. Chang

Email: willchang@westlake-realty.com

Eric Semler

Email: eric@tcscapital.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019
Attn: Andrew M. Freedman
Email:afreedman@olshanlaw.com

11.Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 2, unless earlier terminated by mutual written agreement of the Parties or as otherwise set forth herein; provided, that Sections 8 through 13 and Section 15 shall survive the termination of this Agreement.

12.Governing Law; Venue; Waiver of Jury Trial; Jurisdiction. Each Party (a) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event any dispute arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

13.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
14.Mutual Non-Disparagement.  Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.
15.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Affiliates and Associates. This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Investors.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any of the Investors, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Investors.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.  The Investors agree that they will cause their Affiliates and Associates to comply with the terms of this Agreement.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

THE COMPANY:

SEMLER SCIENTIFIC, INC.

By:	/s/ Wayne T. Pan
Name: Wayne T. Pan, M.D., Ph.D.
Title: Chief Executive Officer

[Signature Page to Agreement]

THE INVESTORS:

/s/ Will Chang
William H.C. Chang

/s/ Eric Semler
Eric Semler

[Signature Page to Agreement]

EXHIBIT A

PRESS RELEASE